Exhibit 3.1

                                   CERTIFICATE
                                       RE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CAPITAL FACTORS HOLDING, INC.

        Capital Factors Holding, Inc., a Florida corporation (the
"Corporation"), hereby certifies, pursuant to and in accordance with Section
607.1007 of the Florida Business Corporation Act for the purpose of filing its Amended and Restated Articles of Incorporation with the Department of State of the State of Florida, that:

        1.     The name of the Corporation is Capital Factors Holding, Inc.

        2. The Corporation's Amended and Restated Articles of Incorporation attached hereto (the "Restated Articles") contain certain amendments to the Corporation's Articles of Incorporation that provide, among other things, for a reclassification of issued shares and the implementation thereof.

        3. The Restated Articles contain certain amendments to the Corporation's Articles of Incorporation which require shareholder approval, and the Restated Articles were unanimously adopted and approved on June __, 1996 by (i) the Corporation's Board of Directors at a meeting of the Board, and (ii) the sole shareholder of the Corporation pursuant to a written consent, the number of votes cast being sufficient for approval.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of June __, 1996.


                                     CAPITAL FACTORS HOLDING, INC.



                                     By:________________________________________
                                            Name:
                                            Title:

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          CAPITAL FACTORS HOLDING, INC.

        Pursuant to Sections 607.1003, 607.1006 and 607.1007 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Amended and Restated Articles of Incorporation.

        The original Articles of Incorporation were filed with the Secretary of State on April 29, 1994, under the name "Capital Factors Holding, Inc."

                                    ARTICLE I

        The name of the corporation is CAPITAL FACTORS HOLDING, INC. (hereinafter called the "Corporation).

                                   ARTICLE II

        The address of the principal office and the mailing address of the Corporation at the time of filing of these Amended and Restated Articles of Incorporation is 1799 West Oakland Park Boulevard, Fort Lauderdale, Florida 33311.

                                   ARTICLE III

        The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is Twenty-Six Million (26,000,000), consisting of (i) Twenty-Five Million (25,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) One Million (1,000,000) shares of preferred stock, par value $0.01 per share (the Preferred Stock").

        The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

        A.     PROVISIONS RELATING TO THE PREFERRED STOCK.

               1. Except as set forth in subsection D of this Article III, the Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

               2. Except as set forth in subsection D of this Article III, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                      (i) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                      (ii) the number of shares to constitute the class or series and the designations thereof;

                      (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                      (iv) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                      (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                      (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                      (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                      (viii) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other

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

series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                      (ix) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

        The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

        B.     PROVISIONS RELATING TO THE COMMON STOCK.

               1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as herein above provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

               2. Subject to the rights of the holders of the Preferred Stock the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

               3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

        C.     GENERAL PROVISIONS.

               1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

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               2. Except as set forth in the remaining sentences of this
subsection C.2 of this Article III, no shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of this Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter to be authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder. Notwithstanding the foregoing, the Corporation may contract with a shareholder to grant such preemptive or preferential rights during the period that and so long as Capital Bank, a Florida corporation and presently the sole shareholder of the Corporation, or such other entity or person designated in writing by Capital Bank or by a previous designee of Capital Bank and to which or whom Capital Bank or such previous designee transfers shares in the Corporation constituting control of the Corporation within the meaning of
Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), that is, shares having at least 80 percent of the total combined voting power of all classes of stock entitled to vote for directors of the Corporation and constituting at least 80 percent of the total number of shares of each other class of stock of the Corporation, all as defined in Section 368(c) of the Code (all such stock in the aggregate constituting "Eighty Percent Control" and Capital Bank or any such designee being hereinafter referred to as an "Eighty Percent Holder"), holds Eighty Percent Control (such period being hereinafter referred to as the "Eighty Percent Period").

        D.     PROHIBITIONS AGAINST FUTURE ISSUANCES AND INVESTMENTS.

        Notwithstanding any other provision of these Articles, during the Eighty Percent Period, and although a vote of shareholders is not and shall not be required under applicable law or these Articles for the issuance of shares of capital stock or equity securities or any debt or other instrument that is convertible or exchangeable into stock or any other equity security of the Corporation, including options or any other rights to purchase capital stock, pursuant to any employee benefit plan or stock option plan (collectively, "Plan") or otherwise, that are authorized under these Articles, but unissued, or, in many circumstances, to acquire an ownership interest in an entity or to form an entity, the advance written approval of the Eighty Percent Holder shall be required (unless waived in writing by the Eighty Percent Holder) prior to (i) the Corporation taking any action, including without limitation, the issuance of any capital stock or other equity security or any debt or other instrument that is convertible or exchangeable into stock or any other equity security of the Corporation, including options or any other rights to purchase capital stock, pursuant to any Plan or otherwise, that would reduce the percentage of ownership of the Eighty Percent Holder in the capital stock of the Corporation so that the Eighty Percent Holder thereafter would not own stock constituting Eighty Percent Control (treating options or any other rights to purchase capital stock as exercised immediately upon issuance for purposes of making this determination) or that otherwise would reduce (or, with the taking of any action contemplated by the instrument in question, could reduce) the Eighty Percent

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

Holder's ownership of Corporation stock below "control" of the Corporation within the meaning of Section 368(c) of the Code; or (ii) the Corporation acquiring any direct or indirect ownership interest in an entity or forming an entity, in either case, that would be treated as a corporation for federal income tax purposes under the Code, and the Corporation shall not take any such action above without the prior written approval of the Eighty Percent Holder. Any attempt to take such action without the prior written approval of the Eighty Percent Holder shall be null and void and any purported issuance of capital stock or an equity security or any convertible or exchangeable debt or other instrument or any right to purchase the same or any acquisition or formation of an interest in an entity in violation of this provision shall not terminate the Eighty Percent Period. The Corporation may enter into an agreement with any Eighty Percent Holder reflecting the terms of this Article III D.

        E.     SHARE RECLASSIFICATION

        On the date of filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida, the 1,000 issued and outstanding shares of the Corporation's previously authorized common stock, par value $1.00 per share (the "Old Common Stock"), shall thereby and thereupon be classified and converted into 10,000,000 validly issued, fully paid and nonassessable shares of Common Stock reflecting a conversion ratio of 10,000 shares of Common Stock for each one share of Old Common Stock. Each certificate that heretofore represented shares of Old Common Stock shall thereafter represent the number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

                                   ARTICLE IV

        CALL OF SPECIAL SHAREHOLDERS MEETING. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than thirty (30) percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held or (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board. Only business within the purpose or purposes described in the special meeting notice required by Section
607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders' meeting.

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

                                    ARTICLE V

        The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time by the affirmative vote of a majority of directors in office, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of shareholders is not required under applicable law or these Articles to fix the number of directors), or the affirmative vote of holders of a majority of the shares entitled to vote on the matter. The Corporation may enter into an agreement with any Eighty Percent Holder reflecting the terms of this Article V, as they relate to the Eighty Percent Holder.

                                   ARTICLE VI

        Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of directors in office, although less than a quorum of the entire Board, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of shareholders is not required under applicable law or these Articles to fill vacancies in the Board), or holders of a majority of the shares entitled to vote on the matter may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. The Corporation may enter into an agreement with any Eighty Percent Holder reflecting the terms of this Article VI, as they relate to the Eighty Percent Holder.

                                   ARTICLE VII

        Unless otherwise provided by law, the Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of a majority of the directors in office, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of shareholders is not required under applicable law or these Articles to alter, amend or repeal, in whole or in part, the Bylaws, or to adopt new Bylaws), or the affirmative vote of holders of a majority of the shares entitled to vote on the matter. The Corporation may enter into an agreement with any Eighty Percent Holder reflecting the terms of this Article VII, as they relate to the Eighty Percent Holder.

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

                                  ARTICLE VIII

        This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter.

        IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by an officer of this Corporation this ___ day of June, 1996.


                                                   CAPITAL FACTORS HOLDING, INC



                                                   By:
                                                       Name:
                                                       Title:

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